FOR IMMEDIATE RELEASE:  MIDWEST GRAIN REPORTS THIRD
                        QUARTER EARNINGS IMPROVEMENT

     ATCHISON, Kan., May 7, 2002--Midwest Grain Products, Inc. (MWGP/Nasdaq) today reported net income of $709,000, or 9 cents per share, on sales of $55,403,000 for the third quarter of fiscal 2002. The company's earnings performance for the period, which ended March 31, is an improvement over the net loss of $218,000, or 3 cents per share, on sales of $55,434,000 that was incurred in the third quarter of fiscal 200l. For the first nine months of fiscal 2002, the company had net income of $5,704,000, or 70 cents per share, on sales of $164,091,000, compared to net income of $1,111,000, or 13 cents per share, on sales of $172,220,000 for the first nine months of the prior fiscal year.

     According  to  Ladd  Seaberg,   president  and  chief  executive   officer,
approximately $668,000 in net income for the quarter and approximately $2,182,000 for the year to date resulted from a previously announced United States Department of Agriculture (USDA) program to support the development of products and markets for value-added wheat proteins and wheat starches. Seaberg also cited a reduction in energy costs as a significant cause for the improvement between this quarter and the comparable quarter in the prior year.

     Total alcohol sales for the quarter were up just slightly over the prior year's third quarter despite a weakening in selling prices for fuel grade alcohol, commonly known as ethanol, and lower unit sales of food grade alcohol compared to a year ago. Sales of wheat-based ingredients, consisting of starches and proteins, were lower than the prior year due to the company's planned reduction in sales of commodity wheat starch and vital wheat gluten, a protein used mainly in a variety of bread products. However, sales of specialty value-added wheat proteins and starches increased about 20 percent over the prior year to nearly $10 million for the quarter and represented approximately 60 percent of the company's total wheat-based ingredient sales for the period.

     Growth in the specialty protein area resulted principally from higher sales of the company's Arise line of wheat protein isolates that improve the shelf life and textural qualities of frozen and baked dough products; Wheatex, which enhances the texture and flavor of vegetarian and extended meat products; its Aqua Pro line of wheat proteins for personal care and cosmetics products; and a line of wheat-based polymers that are used in the production of high protein pet treats.

     "Our strategy of building a value-added protein business through a focus on three distinct markets--food, personal care ingredients and polymers used in high protein pet treats is working well," said Mike Trautschold, executive vice president of marketing and sales. "Our intent," he added "has been to develop a diverse portfolio of products to shelter us from the inevitable swings in any given industry. Currently, we are expanding sales in all three of our target markets. Additionally, we currently are making progress in shifting our starch sales mix to more value-added applications in these markets."

     The USDA program to support value-added wheat protein and wheat starch development was implemented last June. Administered by the USDA's Commodity Credit Corporation, it was granted in lieu of an extended quota on imports of foreign wheat gluten. Over the life of the program, which is scheduled to end May 31, 2003, Midwest Grain is eligible for nearly $26 million of the program total of $40 million. For the first 12 months of the program, approximately $17.3 million has been allocated to the company. The remaining amount is expected to become available starting in June, 2002, subject to a review by the Commodity Credit Corporation to determine the company's progress in completing the first year's activities. The funds are to be used for capital, research, marketing and promotional costs related to value-added wheat protein and starch products. Funds received are recognized in income during the period in which they are expended for a permitted purpose. However, funds that are used for capital expenditure projects will be recognized in income over the periods during which those projects are depreciated.

     The Company expects that approximately 80 percent of the first year's allotment will go toward capital projects and will be reflected in earnings over the next seven to 10 years. These projects include a previously announced $8.3 million expansion project at the company's Atchison plant. The expansion is slated for completion in early fiscal 2003 and involves the installation of additional processing and drying equipment for the production of specialty wheat proteins for bakery, pasta and noodle and related food markets, both domestic and foreign. The remaining 20 percent of the first year's funds is expected to be applied toward research and marketing-related costs, and hence will be reflected in earnings. "The real value of this program," Seaberg said, "is that it supports our investment in the future."

     Because of the expiration of the wheat gluten quota last June, the company has significantly reduced its production of vital wheat gluten. "We have taken this measure in the face of greatly increased competitive pressures from the European Union," Seaberg said. "Simultaneously," he added," we are focusing our attention and many resources on repositioning the company for the future as a technologically advanced, service-oriented producer and marketer of value-added ingredients." Seaberg continued by saying that "while this process is gradual, we are making definite headway in our quest to evolve our role in the marketplace."

     Seaberg explained that the reduction in third quarter energy costs resulted from an over 70 percent drop in the average per unit price of natural gas that the company experienced during the same period a year ago. "Natural gas prices rose steadily during most of fiscal 2001 until reaching a record level in last year's third quarter," Seaberg said. "Current prices for natural gas remain significantly below that level and well beneath the average that was experienced in last year's fourth quarter," he added.

     The recent softening in fuel alcohol prices, Seaberg said, "could extend through this summer and fall" due to increased ethanol supplies throughout the industry. "This situation developed as certain producers added capacity and/or built inventories in anticipation of an expanded market for grain-based ethanol as a replacement for MTBE in California," he explained. "However, California's ban on MTBE, a petroleum-based fuel oxygenate that has shown to be a groundwater pollutant, has been delayed for a year, causing excess supplies of ethanol at this time."

     Seaberg said that "despite this situation and the adverse impact it could have on our current and near-term performance, we believe the long-term future for ethanol in this country remains promising." That expectation, he commented, "is based partially on the U.S. Senate's recent passage of a comprehensive energy bill that includes establishing a renewable fuels standard." According to the Renewable Fuels Association, if this provision becomes law it could approximately triple the use of ethanol to 5 billion gallons annually by 2012. The energy bill must now be considered by the U.S. House-Senate Conference Committee and could be forwarded to the President by the end of 2002. Seaberg also noted that the recent installation of a new distillery feed dryer at the company's Pekin, Ill., plant "should allow us to realize improved production efficiencies for alcohol products at that location." The new dryer expands the company's feed processing capacity and "is expected to allow the entire alcohol operation to experience improved output," he said.

THIS NEWS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS AS WELL AS HISTORICAL INFORMATION. FORWARD-LOOKING STATEMENTS ARE IDENTIFIED BY OR ARE ASSOCIATED WITH SUCH WORDS AS "INTEND," "BELIEVE," "ESTIMATE," "EXPECT," "ANTICIPATE,"
"HOPEFUL," "SHOULD," "MAY" AND SIMILAR EXPRESSIONS. THEY REFLECT MANAGEMENT'S CURRENT BELIEFS AND ESTIMATES OF FUTURE ECONOMIC CIRCUMSTANCES, INDUSTRY CONDITIONS, COMPANY PERFORMANCE AND FINANCIAL RESULTS AND ARE NOT GUARANTEES OF FUTURE PERFORMANCE. THE FORWARD-LOOKING STATEMENTS ARE BASED ON MANY ASSUMPTIONS AND FACTORS, INCLUDING THOSE RELATING TO GRAIN PRICES, GASOLINE PRICES, ENERGY COSTS, PRODUCT PRICING, COMPETITIVE ENVIRONMENT AND RELATED MARKETING CONDITIONS, OPERATING EFFICIENCIES, ACCESS TO CAPITAL AND ACTIONS OF GOVERNMENTS OR GOVERNMENT OFFICIALS. ANY CHANGES IN THE ASSUMPTIONS OR FACTORS COULD PRODUCE MATERIALLY DIFFERENT RESULTS THAN THOSE PREDICTED AND COULD IMPACT STOCK VALUES.

                                       ###

CONSOLIDATED STATEMENT OF EARNINGS
--------------------------------------------------------------------------------------------------------------
(unaudited)                                 Three Months Ended March 31            Nine Months Ended March 31
(Dollars in thousands, except per share)        2002           2001                   2002              2001
--------------------------------------------------------------------------------------------------------------
NET SALES                                  $  55,403          $ 55,434              $ 164,091       $ 172,220
COST OF SALES                                 51,292            52,893                146,096         160,761
                                           -----------------------------         -----------------------------
GROSS PROFIT                                   4,111             2,541                 17,995          11,459
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES ( 3,684 )         ( 2,689 )             ( 11,383 )       ( 9,110 )
OTHER OPERATING INCOME (EXPENSE)               1,182                14                  3,633              19
                                           -----------------------------         -----------------------------
INCOME (LOSS) FROM OPERATIONS                  1,609             ( 134 )               10,245           2,368
OTHER INCOME (EXPENSE)
   INTEREST                                    ( 352 )           ( 348 )              ( 1,101 )         ( 996 )
   OTHER                                        ( 86 )             119                    284             462
                                           -----------------------------         -----------------------------
INCOME BEFORE INCOME TAXES                     1,171             ( 363 )                9,428           1,834
PROVISION (BENEFIT) FOR INCOME TAXES             462             ( 145 )                3,724             723
                                           -----------------------------         -----------------------------
NET INCOME                                 $     709           $ ( 218 )            $   5,704       $   1,111
                                           -----------------------------         -----------------------------
BASIC EARNINGS (LOSS) PER COMMON SHARE     $    0.09           $ (0.03 )            $    0.70       $    0.13
                                           =============================         =============================
DILUTED EARNINGS (LOSS) PER COMMON SHARE   $    0.09           $ (0.03 )            $    0.70       $    0.13
                                           =============================         =============================
DIVIDENDS PER COMMON SHARE                                                          $    0.15       $    0.10
                                           =============================         =============================
Weighted average shares outstanding        8,039,347          8,492,309             8,092,177       8,527,126

CONSOLIDATED BALANCE SHEETS
-------------------------------------------------------------------------------------------------------------------------
(unaudited)                     March 31     June 30       (unaudited)                             March 31      June 30
(Dollars in thousands)            2002        2001         (Dollars in thousands)                    2002          2001
-------------------------------------------------------------------------------------------------------------------------
ASSETS                                                      LIABILITIES AND
                                                            STOCKHOLDERS' EQUITY
CURRENT ASSETS:                                             CURRENT LIABILITIES:
   Cash and cash equivalents    $ 23,629     $ 33,454       Current maturities of long-term debt   $  3,202       $ 4,273
   Investments                     4,691            -       Accounts payable                          6,242       10,446
   Receivables                    23,915       26,109       Accrued expenses                          3,793        4,008
   Inventories                    17,381       18,230       Deferred income                          12,242       15,951
   Prepaid expenses                1,862        1,625       Income taxes payable                      1,229           -
   Deferred income taxes           2,934        2,451
   Refundable Income taxes             -          299
                               -----------------------                                            -----------------------
     Total Current Assets         74,412       82,168           Total Current Liabilities            26,708       34,678

PROPERTY AND EQUIPMENT, At Cost  254,231      245,305       LONG-TERM DEBT                           18,665       22,420
   Less accumulated depreciation 163,882      153,181       POST-RETIREMENT BENEFITS                  5,929        6,034
                               -----------------------
                                  90,349       92,124       DEFERRED INCOME TAXES                    10,769       10,774
OTHER ASSETS                         193          158       STOCKHOLDERS' EQUITY                    102,883      100,544
                               -----------------------                                            -----------------------
                                $164,954     $174,450                                              $164,954     $174,450
                               =======================                                            =======================